Exhibit 10.39

THE AZEK COMPANY INC.

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

IPO NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option Award Agreement (this “Award Agreement”) evidences an award of nonqualified stock options (“Options”) by The AZEK Company Inc., a Delaware corporation (“AZEK”) under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	Gary Hendrickson (the “Grantee”).

Grant Date:	June 16, 2020 (the “Grant Date”).

Number of Options:	542,699

Each Option represents the right to purchase one share of common stock, par value $0.001 (each, a “Share”), of AZEK at the Exercise Price set forth below on the terms and conditions set forth herein.

Exercise Price:	The Exercise Price will be $23 (the “Exercise Price”).

Vesting Dates:	A number of Options equal to 25% of the Options (rounded to the nearest whole number) shall vest on each of the first three anniversaries of the closing of AZEK’s initial public offering (“IPO”), and the remaining Options will vest on the fourth anniversary of the closing of AZEK’s IPO (each such anniversary, a “Vesting Date”).

The Options will vest only if the Grantee is, and has been, continuously serving as a Non-Employee Director on AZEK’s board of directors (the “Board”) from the Grant Date through the applicable Vesting Date, and any unvested Options will be forfeited upon the termination of the Grantee’s service as a Non-Employee Director for any reason.

Notwithstanding the foregoing, upon a Change in Control, any outstanding, unvested Options will be treated in accordance with the Plan.

Term:	The latest date the Option will expire is on the tenth anniversary of the Grant Date (the “Expiration Date”). However, in the event the Grantee’s service terminates for any reason prior to the Expiration Date, vested Options shall remain exercisable for the period as set forth below, unless the Board determines otherwise:

•  Upon a termination of the Grantee’s service for any reason other than for Cause, Disability or death, the Grantee may exercise the Options until the date that is 90 days following the date of the termination of service, but in no event later than the Expiration Date.

• Upon a termination of the Grantee’s service for Cause, the Options shall expire and immediately cease to be exercisable upon the date of the termination of service.

• Upon a termination of the Grantee’s service due to death or Disability, the Options shall expire one year after the date of the Grantee’s termination, but in no event later than the Expiration Date.

Exercise of Option:	Vested Options may be exercised by submitting to AZEK a written notice specifying the number of Options to be exercised accompanied by the full Exercise Price in cash or by certified or official bank check or in another form as determined by the Compensation Committee of the Board (the “Committee”). The Committee may also make arrangements for the cashless exercise of an Option.

As soon as reasonably practicable following AZEK’s determination that the Option has been validly exercised, AZEK will issue the relevant number of Shares to be allocated to the Grantee, subject to applicable tax withholding as provided in Section 3.2 of the Plan.

Regular Fees:	This grant of Options will be in addition to any regular fees to which you are entitled for service on the Board (or a committee of the Board), but will be in lieu of (i) any additional compensation to which you would otherwise be entitled for service as Chair of the Board until the Options are vested in full and (ii) any inaugural grant to members of the Board in connection with the Company’s initial public offering.

Section 409A:	It is AZEK’s intent that payments under this Award Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and that the Award Agreement be administered accordingly.

Tax Representations; Withholding:	The Grantee is advised to review with his/her own tax advisors the federal, state and local tax consequences of receiving and exercising the Options. The Grantee hereby represents to AZEK that he/she is relying solely on such advisors and not on any statements or representations of AZEK, its Affiliates or any of their respective agents. If, in connection with the exercise of the Options, AZEK is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 3.2 of the Plan.

Transfer Restrictions:	The Grantee may not sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber the Options or the Grantee’s right under the Options to receive Shares, other than to the extent provided in Section 3.5 of the Plan.

Amendment:	The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment in a manner unfavorable to the Grantee (other than if immaterial), without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:	This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Options. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

THE AZEK COMPANY INC.

By:	/s/ Paul Kardish
Name:	Paul J. Kardish
Title:	Chief Legal Officer

Acknowledged and Agreed:

/s/ Gary Hendrickson
Gary Hendrickson

Chairman’s Option Grant